Exhibit 10.3
Form of Restricted Stock Unit Agreement
Director Level and Above
20___ Off-Cycle Award

PEABODY ENERGY CORPORATION
2017 INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), effective as of __________ 20___, is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary of the Company (the “Grantee”). The Grant Date for the Restricted Stock Units evidenced by this Agreement is __________ 20___ (the “Grant Date”).
WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement;
WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its key employees have reasonable restrictive covenants in place;
WHEREAS, the Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing;
WHEREAS, the Company deems it essential to the optimal functioning of its business to have its key employees provide advance notice to the Company of their termination of employment; and
WHEREAS, the Compensation Committee of the Board (the “Committee”) has determined that, subject to the provisions of this Agreement and the Plan, it would be to the advantage and best interest of the Company and its shareholders to grant the Restricted Stock Units evidenced hereby to the Grantee as an incentive for his or her efforts during his or her term of service with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence such Restricted Stock Units.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
Section 1.1 -     “Affiliate” shall mean any other Person directly or indirectly controlling, controlled by, or under common control with the Company. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
Section 1.2 -     “Award” shall mean the number of Restricted Stock Units evidenced by this Agreement.
Section 1.3 -     “Good Reason” shall mean (a) “Good Reason” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define Good Reason, then: (i) a material reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed 10% in one year or 20% in the aggregate over three consecutive years, by the Company in the Grantee’s base salary from that in effect immediately prior to the reduction; (ii) a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Grantee’s target or maximum annual cash incentive award opportunity or target or maximum annual equity-based compensation award opportunity from those in effect immediately prior to any such reduction; (iii) relocation, other than through mutual agreement in writing between the Company and the Grantee or a secondment or temporary relocation for a reasonably finite period of time, of the Grantee’s primary office by more than 50 miles from the location of the Grantee’s primary office as of the Agreement date; or (iv) any material diminution or material adverse change in the Grantee’s duties or responsibilities as they exist as of the Agreement date (other than any diminution or change during a period of mental or physical incapacity); provided, that (x) if the Grantee terminates Grantee’s employment for “Good Reason,” the Grantee shall provide written notice to the Company at least 30 days in advance of the date of termination, such notice shall describe the conduct the Grantee believes to constitute “Good Reason” and the Company shall have the opportunity to cure the “Good Reason” event within 30 days after receiving such notice, (y) if the Company cures the conduct that is the basis for the potential termination for “Good Reason” within such 30-day period, the Grantee’s notice of termination shall be deemed withdrawn and (z) if the Grantee does not give notice to the Company as described herein within 90 days after an event giving rise to “Good Reason,” the Grantee’s right to claim “Good Reason” termination on the basis of such event shall be deemed waived.
Section 1.4 -     “Plan” shall mean the Peabody Energy Corporation 2017 Incentive Plan, as amended or amended and restated from time to time.
Section 1.5 -     “Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.
ARTICLE II
GRANT OF RESTRICTED STOCK UNITS
Section 2.1 -     Grant of Restricted Stock Units. Pursuant to Section 9 of the Plan, the Company has granted to the Grantee an Award consisting of the number of Restricted Stock Units set forth on the signature page hereof upon the terms and subject to the conditions set forth in this Agreement and the Plan. The grant of the Restricted Stock Units was made in consideration of the services to be rendered by the Grantee to the Company and its Subsidiaries and Affiliates and the Grantee’s obligations under the Restrictive Covenants Agreement (as referenced in Article V).

Section 2.2 -     No Obligation of Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which rights are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.
Section 2.3 -     Adjustments in Restricted Stock Units. In the event of the occurrence of one of the corporate transactions or other events listed in Section 4.2 or 13.2 of the Plan, the Committee shall make such substitution or adjustment as provided in Sections 4.2 or 13.2 of the Plan or otherwise in the terms of the Restricted Stock Units in order to equitably reflect such corporate transaction or other event. Any such adjustment made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.
Section 2.4 -     Change in Control. In the event of a Change in Control, the treatment of the Restricted Stock Units evidenced hereby will be determined in accordance with the Plan.
ARTICLE III
VESTING AND FORFEITURE OF RESTRICTED STOCK UNITS
Section 3.1 -     Normal Vesting. Subject to Sections 2.4, 3.2 and 3.3, the Restricted Stock Units evidenced by this Agreement shall become nonforfeitable and payable to the Grantee pursuant to Article IV as set forth below. For purposes of this Agreement, “Vesting Reference Date” means the first business day of the calendar year in which the Grant Date occurs.
(a)    Retirement-Eligible Grantee. If the Grantee is eligible for Retirement as of the Grant Date, the Restricted Stock Units shall vest in substantially equal installments on (i) the earliest quarterly anniversary of the Vesting Reference Date that does not occur in the same calendar quarter as the Grant Date (the “Retirement-Eligible First Vesting Date”), and (ii) each of the next quarterly anniversaries of the Vesting Reference Date during the period beginning after the Retirement-Eligible First Vesting Date and ending on the third anniversary of the Vesting Reference Date, conditioned upon the Grantee’s continuous employment with the Company or a Subsidiary through each such date.
(b)    Non-Retirement-Eligible Grantee. If the Grantee is not eligible for Retirement as of the Grant Date, the Restricted Stock Units shall vest as follows, with a number of Restricted Stock Units equal to the First Portion (as described on Exhibit A attached hereto) vesting on the first anniversary of the Grant Date (the “First Vesting Date”), a number of Restricted Stock Units equal to the Second Portion (as described on Exhibit A attached hereto) vesting on the second anniversary of the Vesting Reference Date (the “Second Vesting Date”) and a number of Restricted Stock Units equal to the Third Portion (as described on Exhibit A attached hereto) vesting on the third anniversary of the Vesting Reference Date (the “Third Vesting Date,” and, together with the First Vesting Date and the Second Vesting Date, the “Vesting Dates”), conditioned upon the Grantee’s continuous employment with the Company or a Subsidiary through each such date.

(c)    Special Rule. If the Grantee becomes eligible for Retirement after the Grant Date, the provisions of Section 3.1(a) above shall apply on and after the date the Grantee becomes eligible for Retirement, as modified by this paragraph, as to the unvested Restricted Stock Units. On the earliest quarterly anniversary of the Vesting Reference Date following the date on which the Grantee becomes eligible for Retirement that does not occur in the same calendar quarter as the Grant Date (the “Newly Retirement-Eligible First Vesting Date”), a portion of the unvested Restricted Stock Units shall vest. Such vesting portion shall equal the portion of the unvested Restricted Stock Units that would have vested on or prior to such Newly Retirement-Eligible First Vesting Date had the Grantee been eligible for Retirement as of the Grant Date.
(d)    For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries. Each installment of Restricted Stock Units that becomes nonforfeitable and payable hereunder is a “separate payment” for purposes of Section 409A.
Section 3.2 -     Accelerated Vesting Events. Notwithstanding Section 3.1, upon the Grantee’s death or Disability, 100% of the unvested Restricted Stock Units evidenced by this Agreement shall, to the extent not already forfeited, become immediately nonforfeitable and shall be settled in accordance with Article IV below.
Section 3.3 -     Effect of Certain Terminations of Service. The Grantee will forfeit any and all unvested Restricted Stock Units upon (a) the Grantee’s voluntary Termination of Service, (b) the Grantee’s Termination of Service by the Company or a Subsidiary for Cause, or (c) subject to Section 2.4, the Grantee’s Termination of Service by the Company or a Subsidiary without Cause.
ARTICLE IV
SETTLEMENT OF RESTRICTED STOCK UNITS
Section 4.1 -     Settlement of Vested Restricted Stock Units. Subject to Sections 4.2 and 13.2 of the Plan and the exception set forth in Section 4.2 of this Agreement, as well as to any withholding obligations described in Section 6.3 of this Agreement, one Share will be issued or delivered for each nonforfeitable Restricted Stock Unit evidenced by this Agreement as soon as practicable following the date on which the Restricted Stock Unit becomes nonforfeitable as set forth in Section 3.1 or Section 3.2, as applicable, but in all cases within the “short term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4). For the sake of clarity, the settlement of Shares in respect of nonforfeitable Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner. As a result, the Shares will be issued no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares subject to the Restricted Stock Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).

Section 4.2 -     Settlement of Restricted Stock Units Vested in Accordance with Section 3.1(a). Notwithstanding Section 4.1 of this Agreement, if the Grantee is eligible for Retirement as of the Grant Date or becomes eligible pursuant to Section 3.1(c) and the Restricted Stock Units vest in substantially equal or other installments on certain dates pursuant to Section 3.1(a) or 3.1(c), the Shares underlying the vested Restricted Stock Units shall be issued or delivered upon the earlier of (a) March 15 of the year following the year in which the applicable vesting date occurred and (b) as soon as practicable following Retirement, but in all cases within the “short term deferral” period determined under U.S. Treasury Regulation Section 1.409A-1(b)(4) as described in Section 4.1 of this Agreement.
Section 4.3 -     Forfeiture of Unvested Restricted Stock Units. To the extent that the Grantee does not vest in all or any portion of the Restricted Stock Units subject to the Award, all interest in such unvested Restricted Stock Units shall be forfeited upon the Grantee’s Termination of Service. The Grantee has no right or interest in any Restricted Stock Unit that is forfeited.
Section 4.4 -     Treatment of Fractional Restricted Stock Units. Notwithstanding anything in this Agreement to the contrary, in the event that any fractional Restricted Stock Unit is produced under the terms of the Plan or this Agreement, immediately prior to payment thereof, such fractional Restricted Stock Unit shall be rounded to the nearest whole Restricted Stock Unit; as a result, there will be no fractional Restricted Stock Units to settle under this Agreement.
ARTICLE V
CONDITION TO GRANT OF AWARD; OTHER PROVISIONS
Section 5.1 -     Restrictive Covenant Agreement. The Grantee shall not be entitled to receive the Award unless the Grantee shall have executed and delivered the Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit B, and such shall be in full force and effect. Nothing in this Agreement or the Restrictive Covenant Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
Section 5.2 -     Notice Period. The Grantee may terminate the Grantee’s employment with the Company or a Subsidiary at any time for any reason by delivery of notice to the Company at least [30/60/90] days in advance of the date of termination (the “Notice Period”); provided, however, that no communication, statement or announcement shall be considered to constitute such notice of termination of the Grantee’s employment unless it complies with Section 6.4 hereof and specifically recites that it is a notice of termination of employment for purposes of this Agreement; and provided, further, that the Company may waive any or all of the Notice Period, in which case the Grantee’s employment with the Company or a Subsidiary or Affiliate will terminate on the date determined by the Company.
Section 5.3 -     Breach of Restrictive Covenant Agreement or Section 5.2. Subject to Section 5.1, if the Grantee materially breaches any provision of the Restrictive Covenant Agreement or

Section 5.2 hereof, the Company may, among other available remedies, determine that the Grantee (a) will forfeit any unpaid portion of the Restricted Stock Units evidenced by this Agreement and (b) will repay to the Company any portion of the Restricted Stock Units evidenced by this Agreement previously paid to the Grantee.
Section 5.4 -     Conditions to Issuance of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates (or other documentation that indicates ownership) for Shares paid hereunder prior to the fulfillment of both of the following conditions:
(a)    The obtaining of approval or other clearance from any state or federal governmental agency that the Committee, in its absolute discretion, determines to be necessary or advisable; and
(b)    The lapse of such reasonable period of time following the grant as the Committee may establish from time to time for administrative convenience (subject to, and in compliance with the requirements of Section 409A, including any requirements necessary to comply with Treasury Regulation Section 1.409A-1(b)(4)).
Section 5.5 -     Rights as a Shareholder; Dividend Equivalents. The Grantee shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company in respect of any Shares underlying Restricted Stock Units evidenced by this Agreement unless and until certificates representing such Shares shall have been issued by the Company to the Grantee or such ownership has otherwise been indicated and documented by the Company. From and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units become nonforfeitable and are paid in accordance with Article IV hereof or (b) the time when the Grantee’s right to receive payment for the Restricted Stock Units is forfeited in accordance with the provisions of this Agreement, on the date that the Company pays a cash dividend (if any) to holders of Shares generally, the Grantee shall be credited with a number of additional Restricted Stock Units (which need not be a whole number) equal to the quotient of (x) the product of (i) the dividend declared per Share multiplied by (ii) the applicable number of Restricted Stock Units that remain subject to this Agreement (including any Restricted Stock Units representing previously-credited Dividend Equivalents), divided by (y) the Fair Market Value of a Share on the date such dividend is paid to shareholders. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the Restricted Stock Units based on which the Dividend Equivalents were credited, and such additional Restricted Stock Units (rounded to the nearest whole Restricted Stock Unit) shall be paid in Shares at the same time as the Restricted Stock Units to which they relate are paid.
Section 5.6 -     Restrictions. Restricted Stock Units granted pursuant to this Agreement shall be subject to Section 5.9 of the Plan and all applicable policies and guidelines of the Company that relate to (a) share ownership requirements, or (b) recovery of compensation (i.e., clawbacks).

ARTICLE VI
MISCELLANEOUS
Section 6.1 -     Administration. The Committee has the power to interpret the terms of the Restricted Stock Units, the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Restricted Stock Units. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 6.2 -     Restricted Stock Units Not Transferable. Neither the Restricted Stock Units nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.
Section 6.3 -     Withholding. As of the date that all or a portion of the Restricted Stock Units become settled pursuant to Section 4.1 or 4.2 hereof, the Company will, on a mandatory basis in accordance with Section 16.1(a) of the Plan, withhold a number of Shares underlying the then vested Restricted Stock Units with a fair market value equal to the aggregate amount required by law to be withheld by the Company in connection with such vesting for applicable federal, state, local and foreign taxes of any kind. To the extent taxes are to be withheld upon vesting for purposes of federal FICA, FUTA or Medicare taxes, such withholding shall be taken from other income owed by the Company to the Grantee and the Grantee hereby agrees to such withholding. For all purposes, the amount withheld by the Company pursuant to this Section 6.3 shall be deemed to have first been paid to the Grantee.
Section 6.4 -     Notices. Any notice to be given under the terms of this Agreement to the Company shall be provided to the Chief Human Resources Officer, with a copy to the Grantee’s supervisor, and any notice to be given to the Grantee shall be addressed to him or her at the address set forth in the records of the Company. By a notice given pursuant to this Section 6.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 6.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
Section 6.5 -     Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 6.6 -     Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 6.7 -     Applicability of Plan. The Restricted Stock Units and the Shares issued to the Grantee, if any, shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Restricted Stock Units and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Section 6.8 -     Amendment. The Committee may amend this Agreement at any time, provided that no such amendment shall materially impair the rights of the Grantee unless reflected in a writing executed by the parties hereto that specifically states that it is amending this Agreement.
Section 6.9 -     Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
Section 6.10 -     Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Payments or reimbursements of legal fees made under this Section 6.10 that are provided during one calendar year shall not affect the amount of such payments or reimbursements provided during a subsequent calendar year, payments or reimbursements under this Section 6.10 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within 60 days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 6.10 shall remain in effect throughout the Grantee’s employment with the Company or any Subsidiary and for a period of five (5) years following the Grantee’s Termination of Service.
Section 6.11 -     Section 409A.
(a)    The Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and, to the maximum extent permitted, this Agreement shall be construed and administered consistent with such intent. Notwithstanding anything contained herein to the contrary, if the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A, references in this Agreement (including in Section 4.1), to payment or settlement of amounts under this Agreement within the “short-term deferral” period determined under Treasury Regulation Section 1.409A-1(b)(4), shall not apply, and instead payments will be made on the applicable payment date or a later date within the same taxable year of the Grantee, or if such timing is administratively impracticable, by the 15th day of the third calendar month following the date specified herein. For clarity, the Grantee is not permitted to designate the taxable year of payment. Notwithstanding anything contained herein to the contrary, if the Grantee is a “specified employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any Shares that would otherwise be made on the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service (or upon death, if earlier), with the balance of the Shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the Shares is necessary to avoid the imposition of taxation in respect of the Shares under Section 409A. A termination of employment or service shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts that are considered deferred compensation under Section 409A upon or following a termination of employment or service, unless such termination is also a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) and the payment thereof prior to a “separation from service” would violate Section 409A. Each installment of Shares that becomes payable in respect of vested Restricted Stock Units subject to the Award is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.
(b)    In the event that the Company determines that any amounts payable hereunder may be taxable to the Grantee under Section 409A prior to the payment and/or delivery to the Grantee of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Restricted Stock Units and this Agreement.
(c)    Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement and the terms of the Restricted Stock Units as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.
Section 6.12 -     Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 6.13 -     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
Section 6.14 -     Acceptance of the Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units and that the Grantee has been advised to consult a tax advisor prior to such vesting or settlement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION

Paul V. Richard
Senior Vice President Chief Human Resources Officer

Note: The Grantee is deemed to have executed this Agreement upon clicking “Accept” in the Plan’s online administration site.

EXHIBIT A
CALCULATION OF VESTING PORTIONS
For purposes of the Agreement, the number of Restricted Stock Units vesting as the First Portion, Second Portion and Third Portion, respectively, will be determined as follows, based on when the Grant Date occurs:

•	The number of Restricted Stock Units vesting as the First Portion will be determined based on the following formula (rounded to the nearest whole Restricted Stock Unit):

Total Restricted Stock Units Granted	x	(12)
# of Full Months Between Grant Date and Third Vesting Date

•	The number of Restricted Stock Units vesting as the Second Portion will be determined based on the following formula (rounded to the nearest whole Restricted Stock Unit):

Total Restricted Stock Units Granted	x	(# of Full Months Between First Vesting Date and Second Vesting Date
# of Full Months Between Grant Date and Third Vesting Date

•	The number of Restricted Stock Units vesting as the Third Portion will be determined based on the following formula:

Total Restricted Stock Units Granted - # of Restricted Stock Units in First Portion - # of Restricted Stock Units in Second Portion
For example, if the Grantee were granted a total of 1,000 Restricted Stock Units on July 1, 2020, then the vesting portions would be calculated as follows:

First Portion	=	1,000	x	(12)	=	400 Restricted Stock Units
		30

Second Portion	=	1,000	x	(6)	=	200 Restricted Stock Units
		30

Third Portion	=	1,000 - 400-200			=	400 Restricted Stock Units

EXHIBIT B
RESTRICTIVE COVENANT AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (the “RCA”) dated __________ 20___, is by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and (“Grantee”).
WHEREAS, Grantee is a recipient of a 20___ Restricted Stock Unit Grant (“Award”) under the Company’s Peabody Energy Corporation 2017 Incentive Plan, as amended from time to time (the “Plan,” and such award, the “Award”);
WHEREAS, Grantee acknowledges and agrees that he or she has access to and/or knowledge of certain trade secrets and other Confidential Information regarding the Company;
WHEREAS, the Company has spent and will continue to expend substantial amounts of time, money, and effort to develop its Confidential Information and Grantee acknowledges benefitting from these efforts;
WHEREAS, the Company deems it essential to the protection of its Confidential Information and competitive standing in its market to have recipients of Awards subject to reasonable restrictive covenants;
WHEREAS, Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and
NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bonded thereby, the parties agree as follows.
1.Grantee has been informed and is aware that the execution of this RCA is a necessary term and condition of Grantee’s receipt of the Award.
2.The term “Confidential Information” as used in this RCA shall be broadly interpreted to include, without limitation, materials and information (whether in written, electronic or other form and whether or not identified as confidential at the time of disclosure) concerning technical matters, business matters, business plans, operations, opportunities, plans, processes, procedures, standards, strategies, policies, programs, software, schematics, models, systems, results, studies, analyses, compilations, forecasts, data, figures, projections, estimates, components, records, methods, criteria, designs, quality control, research, samples, work-in-progress, prototypes, data, materials, clients and prospective clients, customer lists, contracts, projects, suppliers, referral sources, sales, marketing, bidding, purchasing, personnel, financial condition, assets, inventory, accounts payable, accounts receivable, tax matters, books of account, financing, collections, intellectual property, trade secrets and all other know-how and information of the Company or any subsidiary of the Company which has not been published or disclosed to the general public.

a.    While employed by the Company and at all times thereafter, Grantee will keep Confidential Information, including trade secrets, confidential and shall not, directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the Company, or any subsidiary of the Company (other than in the ordinary course of Grantee’s duties for the benefit of the Company or any subsidiary of the Company), any Confidential Information.
b.    At the termination of Grantee’s employment or at any other reasonable time the Company or any of its subsidiaries may request, Grantee shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) containing Confidential Information, including trade secrets or any other information concerning Company’s business, including all copies, then in Grantee’s possession or under Grantee’s control whether prepared by Grantee or others.
c.    Notwithstanding the foregoing paragraphs, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a Federal, State or local government official or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation suits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to Court Order.
3.In consideration of the Company’s obligations under the Restricted Stock Unit Agreement (the “Agreement”), Grantee agrees that while employed by the Company and for a period of [three (3)/six (6)/twelve (12)] months thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he or she shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries.
4.In consideration of the Company’s obligations under the Agreement, Grantee agrees that while employed by the Company and for a period of [six (6)/twelve (12)] months thereafter, without the prior written consent of the Board, he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer or prospective customer of the Company to discontinue or diminish his, her or its relationship or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

5.For purposes of this RCA, an entity shall be deemed to be in competition with the Company if it enters into or engages in any business or activity that substantially and directly competes with the business of the Company. For purposes of this paragraph 5, the business of the Company is defined to be: development of new thermal and metallurgical mines, active metallurgical and thermal coal mining, preparation and sale; the marketing, brokering and trading of metallurgical and thermal coal; and the optimization of our metallurgical and thermal coal reserves; in each case by the Company and its direct and indirect subsidiaries or affiliated or related companies. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Grantee from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.
6.Grantee agrees that he or she will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients. Grantee understands that nothing in this section or this RCA limits Grantee’s ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other similar agency, including providing documents or other information, without notice to the Company.
7.Upon the termination of Grantee’s employment for any reason, Grantee or his or her estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Grantee’s possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.
8.Grantee agrees that the covenant not to compete, the covenants not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his or her ability to earn a living or otherwise to meet his or her financial obligations. Grantee and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Grantee agrees that any breach of the covenants contained in this RCA would irreparably injure the Company. Accordingly, Grantee agrees that, in the event that Grantee violates this RCA, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under the agreements evidencing the Award, cancel and recoup any portion of the Award already paid to the extent required by law, regulation or listing requirement, or permitted by any Company policy adopted pursuant thereto. The Company may also seek an injunction against Grantee from any court having jurisdiction over the matter restraining any further violation of this RCA by Grantee.
9.No waiver or modification of all or any part of this RCA will be effective unless set forth in a written document signed by both the Company and Grantee expressly indicating their intention to waive or modify the specified provisions of this RCA. If the Company chooses not to enforce its rights in the event Grantee or any other recipient of an Award breaches some or all of the terms of this RCA, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Grantee of this RCA, regardless of whether the breach is of a similar nature or not.
10.This RCA accurately sets forth and entirely sets forth the understandings reached between Grantee and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this RCA, they are specifically superseded by this RCA and have no effect, except, should Grantee be subject to non-compete and non-solicitation obligations (“Restrictive Covenants”) pursuant to an employment agreement or other agreement between Grantee and Company or one of its subsidiaries or affiliates, Grantee shall continue to be bound by the terms of those Restrictive Covenants and they shall run concurrently with those set forth in this RCA. This RCA is binding on Grantee and the Company, and our respective successors, assigns and representatives.
11.Because of Company’s and Grantee’s substantial contacts with the State of Missouri, the fact that Company’s headquarters is located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this RCA are resolved on a uniform basis, and Company’s making and execution of this Agreement in Missouri, the parties agree that the RCA shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles. The parties agree that the exclusive venue and jurisdiction for any litigation concerning or arising out of or based on this RCA shall be the federal and state courts located in Missouri. The parties expressly consent to the personal jurisdiction and venue of said courts. The provisions of this paragraph shall not restrict the ability of Company or Grantee to enforce in any court any judgment obtained in Missouri federal or state court.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this RCA has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION

Paul V. Richard
Senior Vice President Chief Human Resources Officer

Note: Grantee is deemed to have executed this Agreement upon clicking “Accept” in the Plan’s online administration site.

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